Exhibit 10.9

EXECUTION VERSION

THIS TRADEMARK LICENSE AGREEMENT (this “Agreement”), dated as of July 3, 2017, is made and entered into by and between General Electric Company, a New York corporation (“GE” or “Licensor”), and Baker Hughes, a GE company, LLC, a Delaware limited liability company (“Licensee”).

WHEREAS, pursuant to that certain Transaction Agreement and Plan of Merger, dated as of October 30, 2016, among Licensor, Baker Hughes Incorporated, a Delaware corporation (“BHI”), Baker Hughes, a GE company (formerly known as Bear Newco, Inc.), a Delaware corporation, and Bear MergerSub, Inc., a Delaware corporation (“Merger Sub”), as amended by the Amendment to Transaction Agreement and Plan of Merger, dated as of March 27, 2017, among Licensor, BHI, Baker Hughes, a GE company, Merger Sub, BHI Newco, Inc., a Delaware corporation, and Bear MergerSub 2, Inc., a Delaware corporation (as may be further amended from time to time, the “Merger Agreement”), Licensor and BHI have agreed to combine GE O&G (as defined below) with BHI and have effected or agreed to effect the Transactions (as defined herein);

WHEREAS, the Merger Agreement requires the execution and delivery of this Agreement by the Parties hereto at the Closing; and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, Licensor desires to grant to Licensee a license to use the Licensed Marks in accordance with the terms, and subject to the conditions, set forth herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Licensor and Licensee agree as follows:

I. DEFINITIONS

Unless otherwise defined herein, all capitalized terms used herein have the meanings ascribed to such terms in the Merger Agreement. The following terms as used in this Agreement have the meanings set forth in this Article I:

A. “Affiliate” means, with respect to a Party, any individual, company, organization or other entity that, directly or indirectly, is controlled by, controls or is under common control with such Party by ownership, directly or indirectly, of more than fifty percent (50%) of the stock entitled to vote in the election of directors or, if there is no such stock, more than fifty percent (50%) of the ownership interest in such individual or entity. For the purposes of this Agreement, (1) references to Licensor’s “Affiliates” shall be deemed to exclude the Licensee Group and (2) references to Licensee’s “Affiliates” shall be deemed to exclude Licensor and its Subsidiaries that are not within the Licensee Group.

B. “Channel Agreement” means that certain Channel Agreement entered into by and between Licensor and Baker Hughes, a GE company, dated as of the date hereof (as it may be amended, supplemented or modified from time to time).

C. “Channel Products” means products, parts, equipment, services, technology and systems listed on Exhibit A, to the extent, in each case: (i) such products, parts, equipment, services, technology and systems are (A) sold as an individual item or (B) if sold as part of a Solution Offering, constitute at least a majority of the aggregate estimated or projected value of such Solution Offering and (ii) Licensee can reasonably demonstrate by ordinary course business documents or systems that, as of the Signing Date (A) GE O&G was engaged in the sale thereof or (B) such products, parts, equipment, services, technology and systems were contemplated or being developed or designed by GE O&G, including, in the case of both clauses (i) and (ii), any reasonably foreseeable enhancements or extensions thereof, including by further investments therein, provided that such enhancements or extensions thereof, including by further investments therein, continue to fall within the description of the applicable product, part, equipment, service, technology and system listed on Exhibit A.

D. “Company Field” means the field of offering: (i) (A) O&G Products and Services and (B) Channel Products, in each case of (A) and (B), to O&G Customers, (ii) the Non-Exclusive Fields and (iii) the O&G Products and Services listed on Exhibit B.

E. “Effective Date” means the Closing Date.

F. “GE Group” means GE and its Subsidiaries from time to time other than Baker Hughes, a GE company, and its Subsidiaries; provided that any Person who at any time is a member of the GE Group shall cease being a member of the GE Group if at any time it is no longer a Subsidiary of GE; provided, further that “GE Group” shall not include (i) any Person that purchases assets, operations or a business from a member of the GE Group if such Person is not a Subsidiary of GE after such transaction is consummated, and (ii) any Subsidiary of GE in which a Person who is not an Affiliate of GE holds equity interests and with respect to whom a member of the GE Group, on the Closing Date, has existing contractual or legal obligations (including fiduciary duties of representatives on the board of directors or similar body of such Subsidiary) which exclude GE’s ability to impose on the subject Subsidiary GE’s obligations applicable herein. For clarity, any references to an applicable business unit of GE shall be also to the successor of such GE business unit within the GE Group.

G. “GE O&G” means GE’s Oil & Gas business described in the segment disclosures in GE’s annual report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2015, as reflected in the GE O&G Financial Statements.

H. “Governmental Entity” means any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

I. “Intercompany Services Agreement” means that certain Intercompany Services Agreement entered into by and between Licensor and Licensee, dated as of the date hereof (as it may be amended, supplemented or modified from time to time).

J. “IP Cross License Agreement” means that certain IP Cross License Agreement, dated as of the date hereof (as it may be amended, supplemented or modified from time to time), between GE and Licensee.

K. “Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

L. “Licensed Form” means “Baker Hughes, a GE company”.

M. “Licensed Marks” means and is limited to (i) the word mark GE and (ii) the GE monogram.

N. “Licensee Group” means the Licensee and its Subsidiaries.

O. “Marks” means trademarks, service marks, trade names, service names, taglines, slogans, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia, meta tags, website search terms and key words, including all goodwill associated with the foregoing.

P. “Non-Competition Agreement” means that certain Non-Competition Agreement entered into by and between Licensor and Licensee, dated as of the date hereof (as it may be amended, supplemented or modified from time to time).

Q. “Non-Exclusive Fields” means the field of offering: (i) agricultural chemicals to the agricultural industry, (ii) low molecular weight olefin polymers and copolymers and (iii) geothermal exploration, drilling, evaluation, completion, well intervention, stimulation or production in and of geothermal reservoirs.

R. “O&G Activities” means the following oil and gas activities: (i) exploration (including seismic surveying), drilling, evaluation (including reservoir and reserves analysis), completion, well intervention, stimulation or production in and of reservoirs; (ii) liquefied natural gas; (iii) compression and boosting liquids (i.e., pumps) in upstream, midstream and downstream; (iv) pipeline inspection, pipeline commissioning and pipeline integrity management; (v) processing in refineries and petrochemical (including fertilizer) plants; or (vi) production chemicals in the upstream and additive chemicals in the downstream.

S. “O&G Customers” means (i) companies engaged in the oil and gas industry (but excluding their Affiliates or business units, as applicable, that are not so engaged) in O&G Activities or (ii) the customers of the Licensee Group with respect to the products, parts, equipment, services, technology or systems provided by the Licensee pursuant to the Channel Agreement.

T. “O&G Products and Services” means products, parts, equipment, services, technology and systems (a) for use in the O&G Activities (including digital products, parts, equipment, services, technology and systems that are offered by the members of the GE Group other than the GE Digital business unit) or (b) listed on Exhibit B, and solely with respect to clause (b), which the Licensee can reasonably demonstrate by ordinary course business documents or systems that, as of the Signing Date, (i) GE O&G was engaged in the sale thereof or (ii) were contemplated or being designed by GE O&G, including any reasonably foreseeable enhancements or extensions thereof (including by further investments therein), provided that such enhancements or extensions thereof, including by further investments therein, continue to fall within the description of the applicable product, part, equipment, service, technology or system listed on Exhibit B, and excluding, with respect to both clauses (a) and (b), the products, parts, equipment, services, technology and systems of GE Digital business unit.

U. “Party” means Licensor and Licensee individually, and “Parties” means Licensor and Licensee collectively.

V. “Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

W. “Products” and “Services” means, respectively, and is limited to products sold and services rendered as of and after the Effective Date by Licensee in the conduct of Licensee’s business.

X. “Signing Date” means October 30, 2016.

Y. “Solution Offering” means the sale of products, parts, equipment, services, technology and systems to third party end-user customers as part of a broader equipment or service solution or system for such customer or as part of a repair, replacement, enhancement or upgrade of such broader solution or system.

Z. “Standards of Quality” means:

1. at least the same high standards of quality, appearance, service and other standards pertaining to the Licensed Marks that are observed immediately prior to the Closing Date by Licensor in its businesses; and

2. additional standards similar to the types of standards listed in 1 of this definition, if any, which Licensor may otherwise reasonably specify to Licensee or approve in writing from time to time so long as such standards are also applied across other similar GE businesses where such additional standards are applicable to the operation of such businesses.

AA. “Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

II. LICENSE GRANT

A. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a world-wide, exclusive (except for (i) the Non-Exclusive Fields and (ii) any fields within the Company Field where Licensor or any of its Affiliates operate as of the date hereof, and any reasonably foreseeable enhancements or extensions thereof (including by further investments therein) (subject to the terms of the Non-Competition Agreement), within which, in each case of (i) and (ii), the license shall be non-exclusive), non-transferable (other than as set forth in Section XII.E below), royalty-bearing, fully paid-up (other than with respect to the royalties described in Article VIII) license, with no right to sublicense (other than to Licensee’s Subsidiaries and Baker Hughes, a GE company (collectively, the “Permitted Sublicensees”)), to use, solely in the Company Field, the Licensed Marks in connection with Products and Services, solely during the Term (as defined below) and solely in accordance with the requirements of Article IV and the Standards of Quality set forth herein. Licensee may permit its suppliers, contractors, distributors and consultants to exercise certain rights and licenses granted to Licensee hereunder on behalf of and at the direction of Licensee solely in accordance with GE’s Brand Central Guidelines (described below).

B. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a world-wide, non-exclusive, non-transferable (other than as set forth in Section XII.E below), royalty-bearing, fully paid-up (other than with respect to the royalties described herein) license, with no right to sublicense (other than to Permitted Sublicensees), to use the Licensed Marks in Licensee’s corporate name, solely during the Term (as defined below) and solely in accordance with the requirements of Article V.

C. Licensor shall permit Licensee and its Subsidiaries to use any stock conveyed from GE to Licensee and its Subsidiaries under the Merger Agreement that exists as of the Closing Date bearing (also as of the Closing Date) the Licensed Marks and similar trademarks, either alone or in combination with other words, for not more than one (1) year after the Closing Date to transition from such use of such trademarks to using the Licensed Marks in accordance with this Agreement.

D. Licensee shall be responsible for the actions of each of its Permitted Sublicensees as if they were its own actions. Licensee shall cause the Permitted Sublicensees to comply with the terms and conditions of this Agreement.

E. Any rights not granted to Licensee in this Agreement are specifically reserved by and for Licensor. Licensee hereby accepts this grant of license, subject to the terms and conditions set forth in this Agreement.

III. EXAMINATION OF PRODUCTS AND SERVICES

A. Licensor shall have the right to supervise and control the use of the Licensed Marks by Licensee with respect to the nature and quality of the Products and Services designed, performed, distributed, sold or otherwise commercialized by Licensee for the purpose of protecting and maintaining the goodwill associated with the Licensed Marks and the reputation of Licensor and its Affiliates. The Parties will meet (i) within one (1) month of the Effective Date and (ii) on a semi-annual basis after the Effective Date, in the case of both (i) and (ii), to discuss in good faith (1) the use of the Licensed Marks in connection with Products and Services, including the provision of samples of such uses by Licensee to Licensor, as well as all digital uses or uses in any other medium and (2) any material changes Licensor plans to the Licensed Marks that impact Licensee. The meeting between the Parties in accordance with (i) of the previous sentence shall specifically address Licensee’s use of the Licensed Marks on Products and Services that did not bear the Licensed Marks before the Effective Date. The Parties shall discuss during the meetings contemplated in this paragraph any overlap between the Products and Services offered pursuant to the terms hereof and any products and services offered by Licensor that bear any Licensed Mark. Licensor shall consider in good faith Licensee’s input on steps to be taken by the Parties to avoid any consumer confusion arising from any such overlap that would otherwise be permissible under the Non-Competition Agreement. Licensee shall take any steps requested by Licensor to avoid such consumer confusion; provided, that any such steps are reasonable under the circumstances and are only to the extent necessary to avoid consumer confusion. The meetings that take place between the Parties in accordance with this paragraph between the Effective Date and one (1) year thereafter shall specifically address the status of the transition by Licensee in accordance with Section II.C herein to the use of the Licensed Marks in accordance with this Agreement.

B. For the meeting in accordance with Section III.A to take place one (1) year from the Effective Date, Licensee shall provide to Licensor a summary of Licensee’s planned activities, pursuant to the requirements listed in Exhibit C hereto, with respect to Products and Services, as of such date, under this Agreement for the following year. For such meetings to take place each year thereafter, at least thirty (30) days prior to the second meeting of that year, Licensee shall provide Licensor with an annual plan for the subsequent year. Each annual plan will include the subject matters identified on Exhibit C hereto. For the avoidance of doubt, the Parties agree that the annual plan will express Licensee’s current intentions with respect to its planned activities for the year; however, for the further avoidance of doubt, Licensee will not be limited to the activities set forth in the annual plan.

C. For all of the meetings in accordance with Section III.A(ii), Licensee shall present to Licensor a summary of its activities for the prior six (6) month period, including marketing activities. At such meetings, Licensor may provide general direction with respect to such activities for the purpose of maintaining consistency with the image and goodwill of the Licensed Marks in accordance with this Agreement.

D. In order to promote adherence to the Standards of Quality and for the purpose of protecting and maintaining the goodwill associated with the Licensed Marks and the reputation of Licensor, Licensor shall have the right to obtain from Licensee, upon reasonable notice, reasonable information as to the nature and quality of the Products and Services and the manner in which the Licensed Marks are used in connection with the Products and Services.

IV. USE OF LICENSED MARKS IN CONNECTION WITH PRODUCTS AND SERVICES

A. Licensee shall use the Licensed Marks only in connection with Products and Services designed, performed, distributed, sold or otherwise commercialized by Licensee in complete accordance with all of the Standards of Quality for such Products and Services. Under the license and rights granted herein, Licensee is authorized to use the Licensed Marks only as provided in Article II.

B. Under the license and rights granted herein, Licensee is authorized to use the Licensed Marks in complete accordance with applicable Laws and shall comply with good industry practice, including the exercise of that degree of skill, diligence and foresight that can reasonably be expected from a Person who is engaged in the same type of service or manufacture under similar circumstances, consistent with applicable requirements and generally recognized industry and safety standards (collectively, “Requirements”), including use in packaging, labeling, general publicity, advertising, instruction books and other literature relating to the Products and Services and as their corporate names; provided, however, in the event of any noncompliance by Licensee with any of the Requirements as required hereunder, Licensor shall provide Licensee with notice of such noncompliance and at least seventy-five (75) days to cure such noncompliance; provided, that if the non-compliance has resulted in, or it is reasonably foreseeable that it may result in, injury or damage to persons, property or the environment, the cure period shall be thirty (30) days. Licensee shall upon reasonable notice comply with the rules and practices reasonably set forth in writing from time to time by Licensor with respect to the appearance and manner of use of the Licensed Marks, including such rules and practices set forth in GE’s Brand Central Guidelines located at http://www.gebrandcentral.com/brand/design_library/, provided such rules and practices are applied across other similar GE businesses where such rules and practices are applicable to the operation of such businesses and are provided to Licensee in written or electronic form. In the event that Licensor requests changes to previously-approved or otherwise produced materials bearing the Licensed Marks due to changes in GE’s Brand Central Guidelines, Licensee shall promptly implement the change as soon as reasonable after the date of such changes but in any event no later than eighteen (18) months after the later of (i) the effective date of such change or (ii) Licensor’s written notice to Licensee of such change, unless such change is required sooner in order to comply with applicable Law. Licensee shall be allowed to continue to distribute such materials then existing in inventory during such period, in each case unless an extension is otherwise approved in writing by Licensor.

C. In using the Licensed Marks, Licensee shall use commercially reasonable efforts to indicate that the Licensed Marks are registered trademarks of Licensor in accordance with standard practices with respect to the Products and Services as of the Effective Date. All websites for Products and Services that use the Licensed Marks, and all user manuals packaged with such Products, shall bear the marking: “GE is a trademark of General Electric Company. Used under trademark license.” or such other reasonable marking as Licensor shall direct from time to time. Any use of the Licensed Marks not contemplated under this Agreement and inconsistent with how the Licensed Marks were used before the Effective Date, shall be adopted by Licensee only upon prior written approval by Licensor, which shall not be unreasonably conditioned, delayed or withheld.

D. Licensee shall comply with all applicable Laws pertaining to the Licensed Marks, including those pertaining to the proper use and designation of Marks and pertaining to the offering, development, distribution, promotion and sale of Products and the offering, rendering and promotion of Services, and Licensor shall comply with all applicable Laws pertaining to interactions with any Governmental Entity in connection with Licensor’s enforcement and protection of the Licensed Marks in connection with this Agreement.

E. Licensor may provide notice to Licensee that Licensee’s use of the Licensed Marks has resulted in or would reasonably be expected to result in a non-frivolous adverse claim against Licensor, Licensor’s Affiliates or Licensee. Such notice shall include a description in reasonable detail of the facts and circumstances of the subject matter of such claim and may include a reasonable determination by Licensor that Licensee should immediately cease use of the Licensed Marks until resolution of such adverse claim. If Licensee disagrees with such determination, Licensee may continue such use of the Licensed Marks; provided, however, that Licensee shall fully indemnify Licensor for any and all losses, damages, liabilities, costs (including reasonable attorneys’ fees), and expenses relating to the portion of such claim relating to Licensee’s use of the Licensed Marks and only to the extent arising out of Licensee’s use after the date of such notice. Licensee’s continued use of the Licensed Marks pursuant to the previous sentence shall not prejudice

Licensee’s ability to initiate a Dispute pursuant to Section XII.I. Licensee shall comply fully and promptly with all reasonable guidelines adopted from time to time by Licensor that are applied across other similar GE businesses where such guidelines are applicable to the operation of such businesses for the purpose of distinguishing the Licensor’s Marks and preventing confusion of itself and another entity, of which the Licensor provides Licensee written notice.

F. If it is required for the purpose of making this Agreement enforceable, or for the purpose of maintaining, enhancing or protecting Licensor’s rights in the Licensed Marks in some jurisdictions, to record this Agreement or to enter Licensee as a registered or authorized user of the Licensed Marks, Licensor will attend (at Licensor’s expense) to such recording or entry. If a particular jurisdiction in which Licensee uses the Licensed Marks requires a controlling substitute or short-form license agreement to effectuate this Agreement, the Parties shall agree on the form and any confidential information to include therein. Licensee shall promptly execute and deliver to Licensor such necessary additional instruments or documentation as Licensor may reasonably request, including execution and delivery of such controlling substitute or short-form license agreements with terms consistent with (and to the extent legally permissible in the applicable jurisdiction, identical to) this Agreement for recordation or registration in specified jurisdictions in the event that this Agreement shall be deemed by Licensor to be unsuitable for recordation or entry in such jurisdictions. The terms and conditions of this Agreement (and not the terms and conditions of such substitute or short-form license agreements entered into for recording or entry purposes) shall be binding between Licensor and Licensee throughout the world and shall govern and control any controversy that may arise with respect to each Party’s rights and obligations hereunder; provided, however, that if specific terms and conditions of any such substitute or short-form license agreement differ from the comparable terms and conditions of this Agreement and only if enforcement of the comparable terms and conditions of this Agreement pursuant to this provision either would be uncertain or improper under the Laws of the applicable jurisdiction or would adversely affect Licensor’s rights in and to the Licensed Marks in such jurisdiction, then the specific terms and conditions of the substitute or short-form license agreement shall be controlling in such jurisdiction.

G. Licensee shall supply Licensor with such non-confidential information concerning sales and other dispositions of Products and Services as necessary and reasonably requested by Licensor in order for Licensor to acquire, maintain and renew registrations of the Licensed Marks, to record this Agreement, to enter Licensee as a registered or authorized user of the Licensed Marks or for any purpose reasonably related to Licensor’s maintenance and protection of the Licensed Marks. Licensee shall fully cooperate (at Licensor’s expense) with Licensor’s necessary and reasonable requests in the execution, filing, and prosecution of any registration of a Mark or copyright relating to the Licensed Marks that Licensor may desire to obtain for itself. For the foregoing purpose, Licensee shall supply to Licensor such samples, containers, labels, letterheads and other similar materials bearing the Licensed Marks as may be reasonably required by Licensor.

H. Notwithstanding Section II.A or Section II.B, Licensee will not use the Licensed Marks, nor may any particular Product or Service be marketed, distributed, offered for sale, sold, or otherwise commercialized using the Licensed Marks: (i) in any jurisdiction where registration of the Licensed Marks is not attainable by Law unless and until such Law is modified to permit registration of the Licensed Marks in such jurisdiction and the Licensed Marks have been registered in such jurisdiction (at Licensor’s expense), or Licensor determines in good faith on advice of its trademark counsel that it would be preferable not to seek to register such Licensed Marks in such jurisdiction but that there is no material impediment to the use of such Licensed Marks therein, or Licensor determines in good faith on advice of its trademark counsel that use of such Licensed Marks without registration is not likely to adversely affect Licensor’s rights in and to such Licensed Marks in such jurisdiction; and (ii) in a jurisdiction where entry of Licensee as a registered or authorized user is required by Law, prior to the execution of an appropriate registered user agreement or similar agreement and the filing thereof with the appropriate Governmental Entity. Licensor shall promptly but in any case within thirty (30) days file such registrations or make such determinations upon request from Licensee. Not in limitation of the foregoing, in the event that Licensor determines that Licensee is using the Licensed Marks in a jurisdiction where such Licensed Marks are not registered in the appropriate Mark class(es) for Products and Services, Licensor at its sole discretion shall have the option to require such registration at Licensee’s expense. Licensor will own all right, title and interest in and to any and all registrations and applications for registration of the Licensed Marks, whether filed before or after the Effective Date.

I. To the extent Licensee wishes to enter into any agreement relating to the placement of paid listings for “keyword” or similar website searches that consist of the Licensed Marks either alone or in combination with other words or phrases including in the Licensed Form, Licensee shall notify Licensor at least fifteen (15) days before entering into such agreement and shall consider in good faith any issues identified by Licensor during such notice period with respect to the placement of such paid listings or similar website searches. All such agreements relating to the placement of paid listings for “keyword” or similar website searches relating to the Licensed Marks shall be undertaken by Licensee at Licensee’s expense. Upon expiration or termination of this Agreement, Licensee shall assign any agreements relating to the placement of listings in response to website search terms and key words that include any of the Licensed Marks to Licensor, unless such agreements by their own terms are non-assignable, in which case Licensee shall terminate such agreements.

V. USE OF LICENSED MARKS IN COMPANY NAME

A. As Licensee’s corporate name, Licensee shall only use the Licensed Marks in the Licensed Form. Licensee shall not use any variation of the Licensed Marks other than in the Licensed Form as Licensee’s corporate name.

B. Licensee shall operate its business in accordance with at least the same standards of quality, appearance, service and other standards that it has observed as of the Effective Date. In order to promote adherence to such standards and for the purpose of protecting and maintaining the goodwill associated with the Licensed Marks and the reputation of Licensor, Licensor shall have the right to obtain from Licensee reasonable information as to the operation of Licensee’s business and the manner in which the Licensed Marks are used in connection with Licensee’s corporate name. If, at any time, Licensee fails, in the good-faith opinion of Licensor, to conform to the standards and other requirements set forth in this Article V, and Licensor notifies Licensee of such failure, Licensee shall take all necessary steps to conform with such standards and other requirements and shall have seventy-five (75) days from such notice to cure any nonconformities.

VI. AUDIT RIGHTS

A. Licensor and its authorized representatives shall have the right up to two (2) times per year during regular business hours, on reasonable prior notice and at Licensor’s sole expense, to visit the offices and facilities of Licensee, including where Products are developed, designed, packaged, marketed, promoted, sold or serviced and Services are developed, marketed, promoted or rendered, in a manner that complies with the building and security requirements of Licensee, in order to conduct a reasonable inspection and examination of such offices and facilities and the operation of the business of Licensee, in each case, solely with respect to the Products and Services, use of the Licensed Marks and as necessary to confirm Licensee’s compliance with the terms of this Agreement. Licensor and its authorized representatives shall also have the right to perform such additional visits beyond the two (2) times per year if Licensor notifies Licensee that it believes, in its good-faith opinion, the Products or Services or the use of the Licensed Marks is not in material conformance with the Standards of Quality or other material terms of this Agreement; provided, that, any such additional visits shall be conducted on reasonable prior notice describing in reasonable detail the facts and circumstances of the inspection and examination, at Licensor’s sole expense and only as necessary to identify material non-conformance with the Standards of Quality or other material terms of this Agreement. Licensee agrees to furnish Licensor, from time to time as reasonably requested by Licensor, access to representative samples of all Products to which a Licensed Mark is affixed and representative samples showing all other uses of the Licensed Marks by Licensee. Upon Licensor’s reasonable request, Licensee shall permit Licensor to promptly examine and audit documents, books, records and other information pertaining to the operation of Licensee’s business as Licensor may reasonably require to verify that Licensee is complying with the requirements of Article V herein in conjunction with Licensee’s use of the Licensed Marks in its corporate name. In conducting any such review, inspection or audit under this Article VI, Licensor shall take all steps reasonably required by Licensee to minimize disruption to Licensee’s business or operations and to keep strictly confidential any information and materials received or otherwise made available to Licensor pursuant to this Article VI, including executing reasonable nondisclosure agreements and accepting redacted documents, provided that such steps and agreements shall not prevent Licensor from pursuing any claims that it may have in connection with this Agreement.

VII. PROTECTION AND ENFORCEMENT

A. In order to protect the Licensed Marks, the value of the Licensed Marks to Licensee, and the goodwill in the Licensed Marks, Licensor shall maintain (i) a system for protection of the Licensed Marks in the Company Field and (ii) a docketing system to monitor the activities in connection with (i), in each case of (i) and (ii), that is (1) at least comparable to commercially available systems sold for the same purpose and (2) consistent in all material respects with those in place as of the Effective Date except for any changes that apply to other GE businesses.

B. Licensor agrees to keep Licensee’s intellectual property counsel reasonably apprised (but no less than status updates on a semi-annual basis) with respect to any enforcement actions undertaken as to the Licensed Marks within the Company Field consistent with the manner in which Licensor works with other GE businesses on enforcement actions undertaken as to the Licensed Marks; provided, that, with respect to the enforcement actions, if so requested by Licensor, Licensee shall or one of its Affiliates shall enter into (A) a customary non-disclosure agreement and/or (B) a customary joint defense agreement or common interest agreement to ensure preservation of attorney-client privilege, in each case, with Licensor and its Affiliates with respect to any information to be provided to Licensee pursuant to this section which agreements shall be reasonably satisfactory to Licensor. Licensor agrees to provide reasonable information with respect to the registration of the Licensed Marks within the Company Field to Licensee upon request from Licensee consistent with the manner in which Licensor provides such information to other GE businesses.

C. With respect to enforcement actions undertaken as to the Licensed Marks, Licensee agrees that it will cooperate with and provide reasonable access to Licensor and its Affiliates and representatives, during normal business hours and upon reasonable notice, to Licensee’s personnel, properties, books and records and make available those employees of Licensee who assistance, expertise, testimony, notes and recollections or presence may be necessary to assist Licensor in connection the purpose referred to above, including the presence of such individuals as witnesses in hearings or trials for such purposes; provided, however, that such assistance will not unreasonably interfere with the business or operations of Licensee and Licensor shall bear all out of pocket costs and expenses reasonably incurred in connection with providing such assistance.

VIII. ROYALTIES

A. The Corporate Assessment (as defined in the Intercompany Services Agreement) paid by Licensee to Licensor includes the payment of royalties for the rights granted herein.

IX. OWNERSHIP AND VALIDITY OF LICENSED MARKS

A. Licensee admits the validity, and Licensor’s ownership, of the Licensed Marks and agrees that any and all goodwill, rights or interests that might be acquired by the use of the Licensed Marks by Licensee shall inure to the sole benefit of Licensor. If Licensee obtains rights or interests in the Licensed Marks, Licensee shall transfer those rights or interests to Licensor upon request by Licensor. Licensee admits and agrees that, as between the Licensor and Licensee, Licensee has been extended only a mere permissive right to use the Licensed Marks as provided in this Agreement which is not coupled with any ownership interest.

B. Licensee agrees not to: (i) use or register in any jurisdiction any Marks confusingly similar to, or consisting in whole or in part of, any of the Licensed Marks; or (ii) register the Licensed Marks in any jurisdiction, without in each case the express prior written consent of Licensor. Whenever Licensee becomes aware of any confusion or likelihood of confusion between a Mark used by Licensee and a Licensed Mark or any risk of material tarnishment or blurring of a Licensed Mark, Licensee shall take appropriate steps to promptly remedy or avoid such confusion, likelihood of confusion or risk.

C. Licensee shall give Licensor prompt notice of any known or presumed infringements of any of the Licensed Marks. Licensee shall render to Licensor full and prompt reasonable cooperation (and, subject to Article IV, at Licensor’s expense) for the enforcement and protection of the Licensed Marks. Licensor shall retain all rights to bring all actions and proceedings in connection with infringement or misuse of any of the Licensed Marks at its sole discretion. If Licensor decides to enforce any of the Licensed Marks against an infringer, all costs incurred and recoveries made shall be for the account of Licensor except for any lost profits awarded pursuant to a final judgment that are attributable to the Company’s use of the Licensed Marks, which shall be shared equally between the Parties.

D. Licensee will not at any time during the Term, and at any time thereafter for as long as Licensor shall own any rights in the Licensed Marks, do or cause to be done any act or thing disparaging, disputing, attacking, challenging, impairing, diluting, or in any way tending to harm the reputation or goodwill associated with Licensor or its Affiliates or the Licensed Marks. For the avoidance of doubt, the preceding sentence shall not in any way limit Licensee’s ability to file and pursue a lawsuit against Licensor.

E. Licensor will not at any time during the Term do or cause to be done any act or thing disparaging, disputing, attacking, challenging, impairing, diluting, or in any way tending to harm the reputation or goodwill associated with Licensee or its Affiliates. For the avoidance of doubt, the preceding sentence shall not in any way limit Licensor’s ability to file and pursue a lawsuit against Licensee.

F. Licensee has no right, and shall not represent that it has any right, to bind or obligate Licensor in any way.

X. TERM AND TERMINATION

A. Unless sooner terminated pursuant to any provision of this Article X, the term of this Agreement shall commence on the Effective Date and continue until five (5) years from the Effective Date (“Initial Term”). This Agreement shall automatically renew for successive five (5) year terms (each a “Renewal Term” and collectively with the Initial Term, the “Term”) unless Licensee delivers a notice to Licensor indicating its intent not to renew the Agreement no later than three (3) months prior to the expiration of the Initial Term or the then-current Renewal Term.

B. In the event Licensee (i) breaches in any material respect any covenant in Article IV or Article V of this Agreement or fails to pay the Corporate Assessment in accordance with the terms (including the cure period) of the Intercompany Services Agreement or (ii) willfully or repeatedly (without commencing diligent efforts to remedy) breaches any covenant in this Agreement, and, in the case of (i) and (ii), Licensor gives Licensee written notice of such breach (which notice shall provide a description of the breach in reasonable detail), Licensee shall have the cure period prescribed in Section IV.B or Section V.B, as applicable, for such breach (or, in the event there is no cure period prescribed, one hundred and twenty (120) days) from Licensee’s receipt of such notice to remedy such breach. If such breach is not remedied within the applicable cure period, Licensor shall have the right to terminate this Agreement in whole or in part at any time thereafter by giving Licensee notice of such termination. If such breach is of a nonmonetary nature and is not capable of being cured within the applicable cure period and Licensee has commenced and diligently continued actions to cure such breach within the applicable cure period, the cure period shall be extended by forty five (45) days so long as Licensee is making diligent efforts to cure.

C. This Agreement shall automatically terminate without notice upon termination of the Intercompany Services Agreement or termination of the CA Services (as that term is defined in the Intercompany Services Agreement) thereunder.

D. Licensor may terminate this Agreement on the Trigger Date (as defined in the Stockholders Agreement), provided that upon the Trigger Date, the Parties shall negotiate in good faith a phase-out period (which period shall be no less than one hundred and twenty (120) days) to allow Licensee to wind down its rights under this Agreement in a manner consistent with its use immediately prior to the Trigger Date, including the selling off of any stock that, as of the date of such termination of this Agreement, is in the possession or control of Licensee or its Subsidiaries and that bears any of the Licensed Marks. Such right to use shall be subject to Articles III, IV and V.

E. This Agreement shall automatically terminate upon notice to Licensee in its entirety upon any of the following events with respect to Licensee or its managing member:

1. any merger or consolidation of Licensee into an unrelated third party where the Licensee ceases to exist as a result of such merger and consolidation other than a transaction in which holders of the Licensee’s voting securities immediately before such transaction, in the aggregate, have more than fifty percent (50%) of the voting power of all issued and outstanding securities of the surviving corporation after such transaction;

2. the sale of all or substantially all of the assets of Licensee to an unrelated third party; or

3. a change of control of Licensee whereby any unrelated third party(ies) acquires fifty percent (50%) or more of the outstanding voting securities of Licensee or the power, directly or indirectly, to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of Licensee.

F. This Agreement shall automatically terminate without notice in the event Licensee commences, or has commenced against it, proceedings under bankruptcy, insolvency or debtor’s relief Laws or similar Laws in any other jurisdiction, which proceedings are not dismissed within sixty (60) days; Licensee makes a general assignment for the benefit of its creditors; or Licensee ceases operations or is liquidated or dissolved.

G. Upon expiration or termination of the license granted under Article II, Licensee shall adopt a new corporate name that does not consist, in whole or in part of, and is not dilutive of or confusingly similar to, any of the Licensed Marks; provided, however, under no circumstance shall Licensee be required to forgo the Baker Hughes corporate name.

H. The following provisions of this Agreement shall survive any termination or expiration of this Agreement: Section X.D and Articles XI and XII. Unless otherwise specified herein, upon termination or expiration of this Agreement, all licenses granted to Licensee herein shall immediately terminate.

XI. INDEMNIFICATION; DISCLAIMER OF WARRANTIES AND ASSUMPTION OF RISK

A. Licensor shall fully indemnify Licensee and its Affiliates and its and their directors, officers, partners, employees and agents from and against all losses, claims, damages, liabilities, costs (including reasonable attorneys’ fees) related to or arising out of any claim, action, suit or proceeding, asserted against or suffered by Licensee by reason of infringement or dilution of any Mark or infringement of any copyright right of a third party arising out of or relating to Licensee’s use of the Licensed Marks in accordance with the terms of this Agreement. For the avoidance of doubt, the indemnity in this Section XI.A only applies to any claim, action, suit or proceeding that relates to or arises out of the use of the Licensed Marks themselves, and does not apply to the use of the other portions of the Licensed Form.

B. Except as otherwise provided under this Agreement, Licensee shall fully indemnify and hold harmless Licensor and its Affiliates and its and their directors, officers, partners, employees and agents from and against any and all claims, losses, damages, liabilities, costs (including reasonable attorneys’ fees), and expenses asserted against or suffered by Licensor or any of its Affiliates and arising out of or relating to this Agreement or Licensee’s use of any of the Licensed Marks.

C. EACH PARTY AGREES AND ACKNOWLEDGES THAT THE LICENSED MARKS ARE LICENSED HEREUNDER AS IS, WITH ALL FAULTS, WITHOUT WARRANTY OF ANY KIND, AND SUBJECT TO ALL EXISTING LICENSES AND RIGHTS GRANTED, AND THAT LICENSOR DOES NOT MAKE, AND LICENSOR HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATION OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

D. Except as otherwise provided under this Agreement, Licensee hereby assumes all risk and liability resulting from Licensee’s use of the Licensed Marks.

XII. GENERAL PROVISIONS

A. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of Laws principles of the State of New York other than Section 5-1401 of the General Obligations Law of the State of New York. Any action or proceeding between Licensor and Licensee to enforce any award of the arbitrators pursuant to Section XII.I or the provisions set forth in Exhibit D, and any action for injunctive relief, will be brought exclusively in any state or federal court having subject matter jurisdiction in the County of New York, State of New York. Licensor and Licensee consent specifically to the personal jurisdiction of such courts and irrevocably waive their right to contest venue in any such courts. The Party seeking enforcement will be entitled to an award of all costs, fees and expenses, including reasonable attorneys’ fees, to be paid by the Party against whom an order of enforcement is obtained.

B. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section XII.B):

Licensor:

General Electric Company

33-41 Farnsworth Street

Boston, Massachusetts 02210

Attention:      James M. Waterbury

Telephone:    (617) 443-3030

Facsimile:      (617) 428-8402

Email: jim.waterbury@ge.com

Licensee:

Baker Hughes, a GE company, LLC

17021 Aldine Westfield Road

Houston, Texas 77073

Attention:      William D. Marsh

Telephone:     (713) 879-1257

Facsimile:      (713) 439-8472

Email:             will.marsh@bhge.com

C. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

D. Entire Agreement. This Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

E. Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned or transferred in whole or in part by any Party without the prior written consent of the other Party, and any attempted assignment or transfer without such consent shall be null and void. Notwithstanding the foregoing, Licensor, in its sole discretion, may assign this Agreement in whole or in part to any Affiliate of Licensor at any time. This Agreement is for the sole benefit of the Parties hereto and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

F. Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties hereto. No waiver by any Party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

G. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa; (b) references to the terms Article, Section, and Exhibit are references to the Articles, Sections, and Exhibits to this Agreement unless otherwise specified; (c) the word “including” and words of similar import shall be deemed in each case to be followed by the words “without limitation”; (d) provisions shall apply, when appropriate, to successive events and transactions; (e) the headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (f) any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement; (g) references to “this Agreement,” “hereof,” “herein,” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; and (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

H. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such Agreement.

I. Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement or the validity, interpretation, breach or termination of any provision of this Agreement (“Dispute”) shall be resolved in accordance with Exhibit D.

J. No Waiver. Failure by Licensor at any time to enforce or require strict compliance with any provision of this Agreement shall not affect or impair that provision in any way or the rights of Licensor to avail itself of the remedies it may have in respect of any subsequent breach of that or any other provision. The waiver of any term, condition, or provision of this Agreement must be in writing and signed by an authorized representative of the waiving Party. Any such waiver will not be construed as a waiver of any other term, condition, or provision, nor as a waiver of any subsequent breach of the same term, condition, or provision, except as provided in a signed writing.

K. Headings. All headings used in this Agreement are for convenience of reference only. They will not limit or extend the meaning of any provision of this Agreement, and will not be relevant in interpreting any provision of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their duly authorized representatives as of the date first written above.

GENERAL ELECTRIC COMPANY

By	/s/ James M. Waterbury
Name: James M. Waterbury
Title: Vice President

BAKER HUGHES, A GE COMPANY, LLC

By	/s/ Lee Whitley
Name: Lee Whitley
Title: Corporate Secretary